Exhibit 99.1

Steve Madden Announces Second Quarter 2013 Results

LONG ISLAND CITY, N.Y., August 1, 2013 – Steve Madden (Nasdaq: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced financial results for the second quarter ended June 30, 2013.

For the Second Quarter 2013:

●	Net sales increased 3.1% to $297.6 million compared to $288.7 million in the same period of 2012.
●	Retail comparable store sales increased 2.5%.
●	Gross margin expanded 110 basis points to 37.2% compared to 36.1% in the same period last year as a result of gross margin expansion across both the wholesale and retail businesses.
●	Consolidated operating expenses as a percentage of sales were flat at 23.1%.
●	Operating income totaled $45.6 million, or 15.3% of net sales, compared with operating income of $37.5 million, or 13.0% of net sales, in the same period of 2012. Operating income in the second quarter of 2012 included a $2.5 million charge for a class action lawsuit related to unauthorized text messaging and a $1.8 million charge for impairment of a note receivable from the Company’s former licensee for Betsey Johnson retail and apparel. Excluding these charges, operating income for the second quarter of 2012 was $41.8 million, or 14.5% of net sales.
●	Net income increased 7.6% to $29.0 million, or $0.65 per diluted share, compared to $26.9 million, or $0.61 per diluted share in the prior year’s second quarter. Net income for the second quarter of 2012 included the aforementioned charges related to a class action lawsuit and note receivable impairment. On an after-tax basis, these charges negatively impacted net income by $2.6 million, or $0.06 per diluted share. During the second quarter of 2012, the Company also recorded a $2.8 million, or $0.06 per diluted share, tax benefit for the year-to-date impact of a portion of earnings from the Company’s foreign operations that were reinvested indefinitely.

Edward Rosenfeld, Chairman and Chief Executive Officer, commented, “We achieved solid sales and earnings results in the second quarter despite a challenging retail environment. Through careful inventory management, we recorded gross margin increases in both the wholesale and retail businesses. The gross margin improvement, combined with well-controlled expenses, enabled us to deliver a robust year-over-year gain in operating profit margin. We believe these results underscore the power of our brands and our business model, and we remain confident about our long term growth prospects.”

Second Quarter 2013 Segment Results

Net sales from the wholesale business grew 1.3% to $251.4 million in the second quarter compared to $248.1 million in the second quarter of 2012, with growth in the wholesale accessories business partially offset by flat sales in the wholesale footwear business driven by a decline in our Topline division due to the loss of two private label customers. Gross margin in the wholesale business was 32.1% compared to 31.6% in last year’s second quarter, driven by improvement in the Steve Madden Women’s wholesale footwear division.

Retail net sales rose 13.9% to $46.2 million compared to $40.6 million in the second quarter of the prior year driven by the opening of 17 new stores since the end of the second quarter last year and a same store sales increase of 2.5%. Retail gross margin increased to 64.7% in the second quarter of 2013 compared to 63.7% in the second quarter of 2012 driven by fewer markdowns.

The Company opened two Steve Madden full-price stores and one outlet store in the second quarter and ended the quarter with 113 company-operated retail locations, including 12 outlets and three Internet stores.

Balance Sheet and Cash Flow

During the quarter, the Company repurchased 455,616 shares of the Company’s common stock for $21.6 million at an average price of $47.46 per share.

At the end of the second quarter, cash, cash equivalents, and current and non-current marketable securities totaled $290.1 million.

Company Outlook

The Company reaffirms fiscal year 2013 guidance that net sales will increase 6 – 8% from 2012. Diluted EPS is expected to be in the range of $2.95 – $3.05.

Conference Call Information

As previously announced, interested stockholders are invited to listen to the second quarter earnings conference call scheduled for today, Thursday, August 1, 2013, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto http://www.stevemadden.com. An online archive of the broadcast will be available within one hour of the conclusion of the call and will be accessible for a period of 30 days following the call. Additionally, a replay of the call can be accessed by dialing 1-877-870-5176 (U.S.) and 1-858-384-5517 (international), passcode 1732215, and will be available until September 1, 2013.

About Steve Madden

Steve Madden designs, sources and markets fashion-forward footwear and accessories for women, men and children. In addition to marketing products under its owned brands including Steve Madden, Steven by Steve Madden, Madden Girl, Freebird by Steven, Stevies, Betsey Johnson, Betseyville, Report Signature, Report, Big Buddha, Wild Pair, Cejon and Mad Love, the Company is the licensee of various brands, including Olsenboye for footwear, handbags and belts and Elizabeth and James, Superga, l.e.i. and GLO for footwear. The Company also designs and sources products under private label brand names for various retailers. The Company’s wholesale distribution includes department stores, specialty stores, luxury retailers, national chains and mass merchants. The Company also operates 113 retail stores (including the Company’s three online stores). The Company licenses certain of its brands to third parties for the marketing and sale of certain products, including for ready-to-wear, outerwear, intimate apparel, eyewear, hosiery, jewelry, fragrance, luggage and bedding and bath products.

Safe Harbor

This press release and oral statements made from time to time by representatives of the Company contain certain “forward looking statements” as that term is defined in the federal securities laws. The events described in forward looking statements may not occur. Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of the Company’s plans or strategies, projected or anticipated benefits from acquisitions to be made by the Company, or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward looking statements. The Company cautions you that these statements concern current expectations about the Company’s future results and condition and are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projections upon which the statements are based. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission. Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and financial condition and whether forward looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could differ materially from those expressed or implied in these forward looking statements. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012

Net sales	$297,634	$288,692	$576,550	$554,662
Cost of sales	187,056	184,438	363,375	354,315
Gross profit	110,578	104,254	213,175	200,347
Commission and licensing fee income, net	3,699	4,252	8,066	8,725
Operating expenses	68,666	66,702	139,193	131,909
Impairment of note receivable and provision for litigation	—	4,310	—	4,310
Income from operations	45,611	37,494	82,048	72,853
Interest and other income, net	992	1,663	1,907	2,133
Income before provision for income taxes	46,603	39,157	83,955	74,986
Provision for income taxes	17,100	12,269	30,920	26,171
Net income	29,503	26,888	53,035	48,815
Net income (loss) attributable to noncontrolling interest	547	(11)	679	48
Net income attributable to Steven Madden, Ltd.	$28,956	$26,899	$52,356	$48,767

Basic income per share	$0.67	$0.63	$1.20	$1.14
Diluted income per share	$0.65	$0.61	$1.17	$1.11

Basic weighted average common shares outstanding	43,414	42,980	43,449	42,837
Diluted weighted average common shares outstanding	44,771	43,943	44,781	43,912

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	As of
	June 30, 2013	December 31, 2012	June 30, 2012
	(Unaudited)		(Unaudited)
Cash and cash equivalents	$167,676	$168,777	$80,717
Marketable securities (current & non current)	122,453	97,487	109,087
Accounts receivables, net	183,357	167,701	187,355
Inventories	91,307	63,683	90,999
Other current assets	36,139	24,808	29,302
Property and equipment, net	50,504	45,285	37,929
Goodwill and intangibles, net	228,309	227,327	228,200
Other assets	8,996	8,971	13,431
Total assets	$888,741	$804,039	$777,020

Accounts payable	$105,000	$83,427	$118,286
Contingent payment liability (current & non current)	46,810	41,960	62,730
Other current liabilities	66,530	39,500	46,789
Other non current liabilities	11,908	12,752	9,146
Total Steven Madden, Ltd. stockholders’ equity	657,994	626,580	540,139
Noncontrolling interest	499	(180)	(70)
Total liabilities and stockholders’ equity	$888,741	$804,039	$777,020

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED CASH FLOW DATA

(In thousands)

(Unaudited)

	Six Months Ended
	June 30, 2013	June 30, 2012

Net cash provided by operating activities	$65,165	$43,057

Investing Activities
Purchases of property and equipment	(10,659)	(8,030)
Purchases / sales of marketable securities, net	(30,711)	(30,514)
Purchase of notes receivable	—	(3,085)
Payment of contingent liability	—	(2,367)
Acquisition, net of cash acquired	—	(29,367)
Net cash used for investing activities	(41,370)	(73,363)

Financing Activities
Common stock share repurchases for treasury	(32,763)	—
Proceeds from exercise of stock options	4,189	4,950
Tax benefit from the exercise of stock options	3,678	3,243
Net cash (used for)/provided by financing activities	(24,896)	8,193

Net decrease in cash and cash equivalents	(1,101)	(22,113)

Cash and cash equivalents - beginning of period	168,777	102,830

Cash and cash equivalents - end of period	$167,676	$80,717

Contact

ICR, Inc.

Investor Relations

Jean Fontana/Megan Crudele

203-682-8200

www.icrinc.com